UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 13, 2008
(Date of Report (Date of Earliest Event Reported))
WM.WRIGLEY JR. COMPANY
(Exact Name of Registrant as specified in its charter)

DELAWARE	1-800	36-1988190

(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification Number)

410 North Michigan Avenue
Chicago, Illinois	60611

(Address of principal executive Offices)	(Zip Code)
(312) 644-2121

(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (e) Compensatory Arrangements of Certain Officers.
          On May 13, 2008, the Compensation Committee of Wm. Wrigley Jr. Company (the “Company”) approved awards of restricted stock units to the named executive officers of the Company. William Wrigley, Jr., Executive Chairman and Chairman of the Board, received an award covering 45,000 shares of the Company’s Common Stock; William D. Perez, President and Chief Executive Officer, received an award covering 49,000 shares of the Company’s Common Stock; Reuben Gamoran, Senior Vice President and Chief Financial Officer, received an award covering 8,770 shares of the Company’s Common Stock; Peter R. Hempstead, Senior Vice President Worldwide Development & New Business, received an award covering 11,260 shares of the Company’s Common Stock; and Dushan Petrovich, Senior Vice President and Chief Administrative Officer, received an award covering 11,260 shares of the Company’s Common Stock.
          These restricted stock unit awards vest in four equal annual installments; provided that, at the Effective Time (as defined in the Company’s Agreement and Plan of Merger (the “Merger Agreement”), dated April 28, 2008, with Mars, Incorporated, New Uno Holdings Corporation and New Uno Acquisition Corporation), these awards would become vested on a pro rata basis based on the total number of days that have elapsed from the date of grant to the Effective Time relative to the total number of days between the date of grant and the fourth anniversary thereof, and any then-unvested portion of the award would lapse and be cancelled at the Effective Time. Additionally, these restricted stock unit awards would vest in full in the event of the named executive officer’s death or disability, or retirement (but only for a retirement that occurs following termination of the Merger Agreement wherein the merger transaction contemplated by the Merger Agreement is not consummated). In the event such retirement occurred prior to December 31, 2008, a pro rata portion of the restricted stock unit award would be forfeited based on the percentage of the 2008 calendar year employed.
          On May 13, 2008, the Compensation Committee of the Company also approved cash bonus retention opportunities for these same executives (other than Mr. Hempstead) which provide that, for each such executive who remains employed with the Company through the Effective Time, the executive would be awarded a cash bonus opportunity calculated based on the number of such restricted stock units that were not vested at the Effective Time and that lapsed and were cancelled at the Effective Time as described above. The amount of the cash bonus would be equal to (a) the number of units that lapsed upon the Effective Time, plus (b) the number of units equal to 50% of the total restricted stock unit award, times the per-share merger consideration of $80, less applicable withholding. The retention bonuses would be paid on the second anniversary of the Effective Time, subject to continued employment through the second anniversary; provided that if the executive’s employment were terminated after the Effective Time but prior to the second anniversary of the Effective Time without “cause” (as defined in the executive’s severance agreement) or due to death or disability, the retention bonus payment would be made on an accelerated basis upon such termination.
          With respect to the restricted stock unit award granted to Mr. Hempstead, in the event of his retirement prior to the Effective Time, his restricted stock unit award would become immediately vested, provided that if his retirement occurs prior to December 31, 2008 and prior to the Effective Time, he would forfeit a pro rata portion of his restricted stock unit award based on the percentage of the 2008 calendar year he was employed. Any such vested amount would become payable upon the earlier of the Effective Time or in equal installments on each anniversary of the date of grant.
     Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
          (d) Exhibits.

Exhibit
Number	Description

10.1	Form of Restricted Stock Unit Agreement for Certain Executive Officers

10.2	Form of Restricted Stock Unit Agreement for Mr. Hempstead

10.3	Form of Executive Cash Bonus Retention Award

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WM. WRIGLEY JR. COMPANY

	By:	/s/ Howard Malovany
	Name:	Howard Malovany
	Title:	Senior Vice President, Secretary and General Counsel

Date: May 19, 2008